Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Wednesday, June 25, 2014

EMERSON RADIO CORP. REPORTS FULL YEAR FISCAL 2014 AND FOURTH QUARTER FISCAL 2014 RESULTS

HACKENSACK, N.J. – June 25, 2014 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its full year and fourth quarter ended March 31, 2014.

As previously reported by the Company, the Company was informed by one its major customers, that, commencing in the Spring of 2013, this customer would discontinue purchasing two microwave oven products that had been sold by the Company to this customer. Emerson continued shipping these two products throughout the remainder of Fiscal 2013 (the year ended March 31, 2013), with sales of such products declining through the fourth quarter of Fiscal 2013. During Fiscal 2013, these two microwave oven products comprised, in the aggregate, approximately $36.1 million, or 29.7%, of the Company’s net product sales. Emerson anticipates that the full impact of this customer’s decision has been realized by the Company in Fiscal 2014, which began on April 1, 2013. As previously disclosed by the Company, the complete loss of, or significant reduction in, business with either of the Company’s key customers will have a material adverse effect on the Company’s business and results of operations. Accordingly, this customer’s decision has had a material adverse effect on the Company’s business and results of operations in the full year and quarter ended March 31, 2014. There can be no assurance that the Company will be able to increase sales of any products at levels sufficient to offset the adverse impact of this customer’s decision, if at all.

As a result of the above, during the fourth quarter of Fiscal 2014 and the full Fiscal 2014, there were no sales of these two products by the Company as compared to approximately $4.1 million and $36.1 million of net sales of these two products during the fourth quarter of Fiscal 2013 and the full Fiscal 2013, respectively.

Net revenues for the fourth quarter of fiscal 2014 were $14.0 million, a decrease of $9.0 million, or 39.3%, as compared to the fourth quarter of fiscal 2013 net revenues of $23.0 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, partly offset by higher year-over-year licensing revenues.

Net product sales for the fourth quarter of fiscal 2014 were $11.1 million, as compared to $21.8 million for the fourth quarter of fiscal 2013, a decrease of $10.7 million, or 49.3%. The lower year-over-year net product sales were principally driven by a $10.6 million, or 50.5%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens, compact refrigerators and wine coolers. Emerson continues to confront ongoing pricing pressures, intense competitive activity and a challenging retail environment, all of which are trends that management expects to continue.

Licensing revenue in the fourth quarter of fiscal 2014 was $2.9 million, as compared to $1.2 million in the fourth quarter of fiscal 2013, an increase of $1.7 million, or 148.2%, principally due to $1.8 million of higher year-over-year licensing revenue earned from one the Company’s licensees upon the completion of an audit of, and negotiation with this licensee to pay to the Company $1.8 million in previously unreported and unpaid royalty fees, which the licensee paid to the Company in April 2014.

Net revenues for fiscal 2014 were $77.8 million, a decrease of $50.6 million, or 39.4%, as compared to fiscal 2013 net revenues of $128.4 million. The decline in year-over-year net revenues was caused by lower year-over-year net product sales, slightly offset by higher year-over-year licensing revenues.

Net product sales for fiscal 2014 were $70.3 million, as compared to $121.6 million for fiscal 2013, a decrease of $51.3 million, or 42.2%. The lower year-over-year net product sales were principally driven by a $50.7 million, or 43.1%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all products offered by the Company in the category, which is comprised of microwave ovens, compact refrigerators and wine coolers.

Licensing revenue in fiscal 2014 was $7.6 million, as compared to $6.8 million in fiscal 2013, an increase of $0.8 million, or 11.9%, principally due to $1.8 million of higher year-over-year licensing revenue earned from one the Company’s licensees upon the completion of an audit of, and negotiation with this licensee to pay to the Company $1.8 million in previously unreported and unpaid royalty fees, which the licensee paid to the Company in April 2014, partly offset by $0.9 million in lower year-over-year licensing revenue earned from the Company’s largest licensee due to lower year-over-year sales of products by this licensee bearing the Emerson ® brand name.

Operating income for both the fourth quarter of fiscal 2014 and the fourth quarter of fiscal 2013 was $0.7 million.

Operating income for fiscal 2014 was $3.3 million, a decrease of $6.0 million, or 64.6%, from operating income of $9.3 million for fiscal 2013, due to the lower year-over-year net revenue and $2.6 million in higher year-over-year SG&A expenses, partially offset by $1.1 million in lower year-over-year impairment write-downs of non-strategic trademarks taken in both fiscal 2014 and fiscal 2013. The higher year-over-year SG&A expenses resulted primarily from approximately $1.2 million in legal and advisory fees incurred during fiscal 2014 pertaining to activities of the Special Committee of the Company’s Board of Directors and approximately $0.6 million in higher year-over-year legal fees related to a lawsuit in which the Company was a co-defendant from July 2011 until the Company settled in December 2013 ,approximately $0.2 million in higher year-over-year tax advisory fees related to an audit of certain of the Company’s past tax returns by the Internal Revenue Service (“IRS”), and approximately $0.2 million in consulting fees incurred during fiscal 2014 to evaluate the Company’s current operations.

Net income for the fourth quarter of fiscal 2014 was $0.9 million, as compared to a net loss of $1.5 million for the fourth quarter of fiscal 2013, an increase of $2.4 million, due primarily to the recording by the Company of a $2.3 million income tax provision in the fourth quarter of fiscal 2013.

Net income for fiscal 2014 was $1.3 million, a decrease of $4.7 million, or 78.0%, from net income of $6.0 million in fiscal 2013, due primarily to the year-over-year decrease in operating income and the payment of $4.0 million by the Company in December 2013 to settle the aforementioned lawsuit, partly offset by the provision in fiscal 2014 of an income tax benefit as compared to the provision in fiscal 2013 of income tax expense.

Diluted earnings per share for the fourth quarter of fiscal 2014 was $0.04, as compared to a diluted loss per share of $0.06 for the fourth quarter of fiscal 2013, an increase of $0.10 per diluted share.

Diluted earnings per share for fiscal 2014 were $0.05 as compared to $0.22 for fiscal 2013, a decrease of $0.17 per diluted share, or 77.3%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our fiscal 2014 revenues and net income declined significantly as compared to the prior year due primarily to the decision by one of our major customers to discontinue purchasing, effective Spring 2013, from the Company two microwave oven products sold throughout fiscal year 2013 by the Company to this customer; the payment of a $4 million settlement by the Company in December 2013 of a lawsuit; the $2.6 million in higher year-over-year SG&A expenses as discussed above; and ongoing pricing pressures, intense competitive activity and a challenging retail environment faced by the Company during fiscal 2014. The Company expects that the pricing and competitive pressures, and difficult retail conditions are trends that will continue. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months March 31,		Twelve Months March 31,
	2014	2013	2014	2013

Net revenues:
Net product sales	11,075	21,845	70,257	121,628
Licensing revenue	2,907	1,171	7,572	6,768

Net revenues	$13,982	$23,016	$77,829	$128,396

Costs and expenses:
Cost of sales	10,407	19,872	63,012	108,631
Other operating costs and expenses	181	309	864	1,355
Selling, general and administrative expenses	2,705	2,088	10,434	7,759
Impairment of trademark	—	—	219	1,326

	13,293	22,269	74,529	119,071

Operating income	689	747	3,300	9,325

Other income (loss):
Loss on settlement of litigation	—	—	(4,000)	—
Interest income, net	107	110	548	340

Income (loss) before income taxes	796	857	(152)	9,665
Provision for income tax (benefit) expense	(145)	2,338	(1,469)	3,666

Net income (loss)	$941	($1,481)	$1,317	$5,999

Basic net income (loss) per share:	0.04	(0.06)	0.05	0.22

Diluted net income (loss) per share:	0.04	(0.06)	0.05	0.22

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	31-Mar-14	31-Mar-13
ASSETS
Current Assets:
Cash and cash equivalents	$26,328	$21,412
Restricted cash	—	70
Short term investments	32,194	45,235
Trade accounts receivable, net	4,354	6,375
Royalties and other receivables	3,865	969
Due from affiliates	—	1
Inventory, net	5,438	3,454
Prepaid purchases	2,047	885
Prepaid expenses and other current assets	1,604	988
Deferred tax assets	1,394	1,685

Total Current Assets	77,224	81,074
Property, plant, and equipment, net	142	258
Trademarks, net	—	219
Deferred tax assets	1,753	1,121
Other assets	130	104

Total Non-current Assets	2,025	1,702

Total Assets	79,249	82,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term capital lease obligations	—	43
Accounts payable and other current liabilities	3,951	7,247
Income taxes payable	—	1,281

Total Current Liabilities	3,951	8,571
Long-term capital lease obligations	—	30
Deferred tax liabilities	—	194

Total Non-current Liabilities	—	224

Total Liabilities	3,951	8,795
Shareholders’ Equity:
Series A Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at March 31, 2014 and March 31, 2013, respectively	529	529
Additional paid-in capital	98,785	98,785
Accumulated deficit	(3,102)	(4,419)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	75,298	73,981

Total Liabilities and Shareholders’ Equity	79,249	82,776